2.1

                                                                  Execution Copy
                                                                  --------------


                                MERGER AGREEMENT


                                      AMONG


                          GRUPO SANBORNS, S.A. de C.V.,


                              TPC ACQUISITION CORP.


                                       and


                                  COMPUSA INC.








                          Dated as of January 23, 2000

                                TABLE OF CONTENTS

                                    ARTICLE I
                                    THE OFFER

SECTION 1.01  THE OFFER........................................................1
SECTION 1.02  COMPANY ACTIONS..................................................2
SECTION 1.03  STOCKHOLDER LISTS................................................3
SECTION 1.04  DIRECTORS........................................................3

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01  THE MERGER.......................................................4
SECTION 2.02  CONSUMMATION OF THE MERGER.......................................4
SECTION 2.03  EFFECTS OF THE MERGER............................................5
SECTION 2.04  CERTIFICATE OF INCORPORATION AND BYLAWS..........................5
SECTION 2.05  DIRECTORS AND OFFICERS...........................................5
SECTION 2.06  CONVERSION OF SHARES.............................................5
SECTION 2.07  CONVERSION OF COMMON STOCK OF PURCHASER..........................5
SECTION 2.08  STOCKHOLDERS' MEETING............................................5
SECTION 2.09  MERGER WITHOUT MEETING OF STOCKHOLDERS...........................6
SECTION 2.10  WITHHOLDING TAXES................................................6

                                   ARTICLE III
                 DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 3.01  DISSENTING SHARES................................................6
SECTION 3.02  PAYMENT FOR SHARES...............................................6
SECTION 3.03  CLOSING OF THE COMPANY'S TRANSFER BOOKS..........................8
SECTION 3.05  OTHER EQUITY BASED AWARDS........................................8

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01  ORGANIZATION AND QUALIFICATION...................................9
SECTION 4.02  CAPITALIZATION...................................................9
SECTION 4.03  AUTHORITY FOR THIS AGREEMENT....................................11
SECTION 4.07  CONSENTS AND APPROVALS; NO VIOLATION............................11
SECTION 4.05  REPORTS; FINANCIAL STATEMENTS...................................12
SECTION 4.04  ABSENCE OF CERTAIN CHANGES......................................12
SECTION 4.07  SCHEDULE 14D-9; OFFER DOCUMENTS AND PROXY STATEMENT.............13
SECTION 4.08  BROKERS.........................................................14
SECTION 4.09  EMPLOYEE BENEFIT MATTERS........................................14
SECTION 4.10  LITIGATION, ETC.................................................16
SECTION 4.11  TAX MATTERS.....................................................16
SECTION 4.12  COMPLIANCE WITH LAW; NO DEFAULT.................................17

SECTION 4.13  ENVIRONMENTAL MATTERS...........................................18
SECTION 4.14  INTELLECTUAL PROPERTY...........................................19
SECTION 4.15  REAL PROPERTY...................................................21
SECTION 4.16  YEAR 2000.......................................................21
SECTION 4.17  MATERIAL CONTRACTS..............................................21
SECTION 4.18  RELATED PARTY TRANSACTIONS......................................22
SECTION 4.19  STATE TAKEOVER STATUTES INAPPLICABLE............................22
SECTION 4.20  RIGHTS AGREEMENT................................................22
SECTION 4.21  REQUIRED VOTE OF COMPANY SHAREHOLDERS...........................22

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01  ORGANIZATION AND QUALIFICATION..................................23
SECTION 5.02  AUTHORITY FOR THIS AGREEMENT....................................23
SECTION 5.03  OFFER DOCUMENTS; PROXY STATEMENT................................23
SECTION 5.04  CONSENTS AND APPROVALS; NO VIOLATION............................23
SECTION 5.05  OPERATIONS OF PURCHASER.........................................24
SECTION 5.06  REQUIRED VOTE OF PARENT SHAREHOLDERS............................24
SECTION 5.07  BROKERS.........................................................24
SECTION 5.07  FINANCIAL WEHREWITHAL...........................................24
SECTION 5.09  OWNERSHIP OF COMPANY SHARES.....................................24

                                   ARTICLE VI
                                    COVENANTS

SECTION 6.01  CONDUCT OF BUSINESS OF THE COMPANY..............................25
SECTION 6.02  NO SOLICITATION.................................................27
SECTION 6.03  ACCESS TO INFORMATION...........................................29
SECTION 6.04  REASONABLE BEST EFFORTS.........................................29
SECTION 6.05  INDEMNIFICATION AND INSURANCE...................................30
SECTION 6.06  EMPLOYEE MATTERS................................................31
SECTION 6.07  TAKEOVER LAWS...................................................32
SECTION 6.08  PROXY STATEMENT.................................................32
SECTION 6.09  NOTIFICATION OF CERTAIN MATTERS.................................32
SECTION 6.10  SUBSEQUENT FILINGS..............................................32
SECTION 6.11  PRESS RELEASES..................................................33

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER......33

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

SECTION 8.01  TERMINATION.....................................................34
SECTION 8.02  EFFECT OF TERMINATION...........................................35

SECTION 8.03  FEES AND EXPENSES...............................................35
SECTION 8.04  AMENDMENT.......................................................36
SECTION 8.05  EXTENSION; WAIVER; REMEDIES.....................................36

                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.01  SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................36
SECTION 9.02  ENTIRE AGREEMENT; ASSIGNMENT....................................37
SECTION 9.03  ENFORCEMENT OF THE AGREEMENT; JURISDICTION......................37
SECTION 9.04  VALIDITY........................................................37
SECTION 9.05  NOTICES.........................................................37
SECTION 9.06  GOVERNING LAW...................................................39
SECTION 9.07  DESCRIPTIVE HEADINGS............................................39
SECTION 9.08  PARTIES IN INTEREST.............................................39
SECTION 9.09  COUNTERPARTS....................................................39
SECTION 9.10  CERTAIN DEFINITIONS.............................................39


EXHIBIT A....................................................................A-1

                            Glossary of Defined Terms
                            -------------------------

Defined Terms                                               Defined in Section
-------------                                               ------------------

Acceptance Date                                             Section 3.04
Acquisition Proposal                                        Section 6.02(f)
Aggregate Payments                                          Section 4.09(f)
Agreement                                                   Opening Paragraph
Certificates                                                Section 3.02(b)
Closing                                                     Section 2.02
Code                                                        Section 2.10
Company Intellectual Property Rights                        Section 4.14(d)
Company Permits                                             Section 4.12
Company SEC Reports                                         Section 4.05
Company Securities                                          Section 4.02(a)
Company                                                     Opening Paragraph
Continuing Directors                                        Section 1.04(b)
Copyrights                                                  Section 4.14(c)(ii)
DGCL                                                        Recitals
Disclosure Letter                                           Article IV
Dissenting Shares                                           Section 3.01
Effective Time                                              Section 2.02
Environmental Disclosure Requirement                        Section 4.13(g)
Environmental Law                                           Section 4.13(d)
ERISA                                                       Section 4.09(a)
Exchange Act                                                Section 1.01(a)
Existing Stock Option                                       Section 3.04
Expiration Date                                             Exhibit A
Governmental Entity                                         Section 4.07
Hazardous Substance                                         Section 4.13(e)
HSR Act                                                     Section 4.04
Intellectual Property Rights                                Section 4.14(c)
Material Adverse Effect                                     Section 9.10
Material Contracts                                          Section 4.17
Merger Agreement                                            Exhibit A
Merger Consideration                                        Section 2.06
Merger                                                      Section 2.01
Minimum Tender Condition                                    Exhibit A
Offer                                                       Section 1.01(a)
Offer Conditions                                            Section 1.01(a)
Offer Documents                                             Section 1.01(b)
Offer Price                                                 Section 1.01(a)
Option Consideration                                        Section 3.04
Parent                                                      Opening Paragraph
Patents                                                     Section 4.14(c)(iii)

Paying Agent                                                Section 3.02(a)
Payment Fund                                                Section 3.02(a)
Person                                                      Section 9.10
Plan                                                        Section 4.09(a)
Potential Acquirer                                          Section 6.02(b)
Preferred Stock                                             Section 4.02(a)
Preliminary Proxy Statement                                 Section 6.08
Proxy Statement                                             Section 4.07(b)
Purchaser                                                   Opening Paragraph
Real Property Leases                                        Section 4.15(b)
Release                                                     Section 4.13(f)
Rights                                                      Section 4.20
Rights Agreement                                            Section 4.20
Rights Agreement Amendment                                  Section 4.20
Schedule 14D-9                                              Section 1.02(b)
Schedule TO                                                 Section 1.01(b)
SEC                                                         Section 1.01(a)
Securities Acts                                             Section 4.05(a)
Shares                                                      Section 1.01(a)
Special Meeting                                             Section 2.08
Software                                                    Section 4.14(c)(iv)
Stock Option Plans                                          Section 3.04
Subsidiary                                                  Section 9.10
Subsidiary Securities                                       Section 4.02(b)
Superior Proposal                                           Section 6.02(f)
Surviving Corporation                                       Section 2.01
Takeover Laws                                               Section 1.02(a)
Tax                                                         Section 9.10
Taxing Authority                                            Section 4.11
Termination Fee                                             Section 8.03(b)
Trademarks                                                  Section 4.14(c)(i)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 23, 2000, among GRUPO SANBORNS, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Parent"), TPC ACQUISITION CORP., a Delaware corporation and a subsidiary of Parent ("Purchaser"), and COMPUSA INC., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Purchaser and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.01), are advisable and fair to, and in the best interests of, their respective stockholders;

     WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, this Agreement and the transactions contemplated hereby, and has agreed to recommend that the Company's shareholders approve the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the "DGCL")) contained in this Agreement and the transactions contemplated hereby and tender their Shares (as defined below) in the Offer (as defined below); and

     WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

     SECTION 1.01 The Offer.

     (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and that none of the events set forth in clause
(iii) of Exhibit A hereto shall have occurred or be existing, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than seven business days following the public announcement of the terms of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer to purchase all outstanding shares of common stock of the Company, par value $.01 per share (the "Shares"), including the associated Rights (as defined below), at a price (such price, or any higher price as may be paid in the Offer, the "Offer Price") of $10.10 per Share, net to the seller in cash (the "Offer"). The obligation of Purchaser to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Exhibit A hereto (the "Offer Conditions"), any of which may be waived by Purchaser in its sole discretion. The initial expiration date of the Offer shall be the twentieth business day following the commencement of the Offer (determined in accordance with Rule 14d-1(e)(6) under the Exchange Act). Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) impose additional conditions to the Offer, (D) change the conditions to the Offer or waive the Minimum Tender Condition or (E) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

     (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the initial offering period of the Offer, Purchaser shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the initial offering period of the Offer if at any scheduled expiration of the initial offering period any of the Offer Conditions have not been satisfied or waived,
(B) extend the Offer for any period required by any regulation of the Securities and Exchange Commission (the "SEC") applicable to the Offer or (C) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

     (b) On the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

     SECTION 1.02 Company Actions. (a) The Company hereby consents to the Offer and represents and warrants that (i) its Board of Directors (at a meeting or meetings duly called and held prior to the date hereof) has unanimously (A) determined that the Offer and the Merger (as hereinafter defined) are advisable and fair to and in the best interests of, the shareholders of the Company, (B) resolved to recommend acceptance of the Offer and approval and adoption of an agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by the shareholders of the Company, (C) irrevocably taken all necessary steps to render Section 203 of the DGCL inapplicable to Parent and Purchaser and to the Merger and the acquisition of Shares pursuant to the Offer, (D) irrevocably resolved to elect, to the extent permitted by law, not to be subject to any "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover laws and regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement and (E) irrevocably approved the Rights Agreement Amendment (as defined below) and (ii) Credit Suisse First Boston Corporation ("CSFB"), the Company's independent financial advisor, has advised the Company's Board of Directors to the effect that, in its opinion, as of the date of this Agreement, the cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares is fair, from a financial point of view, to such holders (other than Parent and its affiliates).

     (b) Upon commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-9 and all applicable Federal securities laws, and will contain the recommendations of its Board of Directors described in Section 1.02(a) and hereby consents to the inclusion of such recommendations in the Offer Documents and to the inclusion of a copy of the
Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's shareholders. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable law.

     SECTION 1.03 Shareholder Lists. In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.

     SECTION 1.04 Directors. (a) Promptly upon the purchase by Purchaser pursuant to the Offer of Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of the number of directors on the Board of Directors of the Company and the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company or use its best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser's designees to be so elected; provided, however, that the Board of Directors of the Company shall continue to be comprised of no fewer than two Continuing Directors (as defined below) until the Effective Time (as defined below). The Company will also use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the entire Board of Directors of the Company to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall take all actions necessary to effect any such election or appointment of Purchaser's designees, including mailing to its shareholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the Company, and be solely responsible for, all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

     (b) Following the election or appointment of Purchaser's designees pursuant to Section 1.04(a) and prior to the Effective Time, and so long as there shall be at least one Continuing Director, any amendment or termination of this Agreement requiring action by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement and any exercise or waiver of any of the Company's rights or remedies under this Agreement will require the affirmative vote of a majority of the directors of the Company then in office who are directors of the Company on the date hereof (the "Continuing Directors").

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Purchaser shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name "CompUSA Inc." and shall continue its existence under the laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Purchaser shall cease. Upon the election of Parent, the Merger may be structured so that the Company shall be merged with and into Purchaser, with Purchaser continuing as the Surviving Corporation.

     SECTION 2.02 Consummation of the Merger. Subject to the provisions of this Agreement, Purchaser and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL, and shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     SECTION 2.03 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

     SECTION 2.04 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and the Bylaws of Purchaser, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "ARTICLE I. The name of the Corporation is CompUSA Inc."

     SECTION 2.05 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

     SECTION 2.06 Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Purchaser or any Subsidiary or affiliate of Parent, Purchaser or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares, as defined in Section 3.01 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10 hereof) equal to the Offer Price, without interest (the "Merger Consideration"), upon the surrender of the certificate representing such Shares as provided in Section 3.02. At the Effective Time, each Existing Stock Option (as defined below) shall be converted into the right to receive the Existing Stock Option Consideration (as defined below) pursuant to Section 3.04 hereof.

     SECTION 2.07 Conversion of Common Stock of Purchaser. Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

     SECTION 2.08 Shareholders' Meeting. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.09, and subject to applicable law, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable following the consummation of the Offer for the purpose of approving and adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement; and include in the Proxy Statement (as defined below) the recommendation of its Board of Directors that shareholders of the Company vote in favor of the adoption of the agreement of merger set forth in this Agreement. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the

Offer, the Options or otherwise owned or acquired by Parent or Purchaser or any of their affiliates will be voted in favor of the Merger.

     SECTION 2.09 Merger Without Meeting of Shareholders. If Purchaser, or any other direct or indirect Subsidiary of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of shareholders of the Company, in accordance with Section 253 of the DGCL.

     SECTION 2.10 Withholding Taxes. Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                                   ARTICLE III

                 DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

     SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders exercising appraisal rights available under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder's Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Parent and Purchaser (a) prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the "fair value" of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any demands or approve any withdrawal of any such demands.

     SECTION 3.02 Payment for Shares.

     (a) Prior to the Effective Time, Parent will cause Purchaser to make available to a bank or trust company designated by Parent (the "Paying Agent") sufficient funds to make the payments pursuant to Section 2.06 hereof on a timely basis to holders (other than Parent or

Purchaser or any of their respective Subsidiaries) of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

     (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person (as defined below) other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.02, each Certificate (other than Certificates representing Shares owned by Parent or Purchaser or any of their respective Subsidiaries, and certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

     (c) If any Certificate shall have been lost, stolen or destroyed, upon the making on an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

     (d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be repaid to the Surviving Corporation. Any former shareholders of the Company who have not complied with
Section 3.01 hereof prior to the end of such one year period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment

Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law) unclaimed funds payable with respect to such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     SECTION 3.03 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

     SECTION 3.04 Existing Stock Options. Each option or right to acquire Shares (the "Existing Stock Options") granted under any stock option or similar plan of the Company or under any agreement to which the Company or any Subsidiary is a party (the "Stock Option Plans") which is outstanding on the date that the amendment to Schedule TO reporting the initial acceptance by the Purchaser of the Shares tendered in the Offer is filed with the SEC (the "Acceptance Date"), whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option. On the Acceptance Date, each holder of an Existing Stock Option shall be entitled to receive, on the Acceptance Date, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "Option Consideration"), and each Existing Stock Option shall be canceled on the Acceptance Date. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. The Stock Option Plans shall terminate as of the Acceptance Date. All administrative and other rights and authorities granted under any Stock Option Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, shall, following the Acceptance Date, reside with the Surviving Corporation.

     SECTION 3.05 Other Equity Based Awards. Each incentive award or other right relating to, or the value of which is based on the value of, Shares (an "Equity Award") that was granted under any employee incentive or similar plan of the Company or under any agreement to which the Company or any Subsidiary is a party (an "Equity Plan"), and that is outstanding on the Acceptance Date, whether or not then vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, determined pursuant to the terms thereof based on the value of a Share being equal to the Merger Consideration. Each holder of an Equity Award shall be entitled to receive, on the Acceptance Date, in full satisfaction of such Equity

Award, an amount in cash without interest determined pursuant to the terms thereof (for example, taking into account any exercise price or equivalent thereof) based on the value of a Share being equal to the Merger Consideration. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Equity Award. The Equity Plans shall terminate as of the Acceptance Date and any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Acceptance Date. All administrative and other rights and authorities granted under any Equity Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     Except as set forth in (i) the Company SEC Reports (as defined below) filed and available prior to the date of this Agreement (ii) the written public disclosures by the Company since September 25, 1999 attached to the Disclosure Letter (as defined below), or (iii) with respect to any Section of this Article IV, as set forth in the section of the disclosure letter previously delivered by the Company to Parent with respect to this Agreement (the "Disclosure Letter") that specifically relates to such Section, the Company represents and warrants to Parent and Purchaser as follows:

     SECTION 4.01 Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not have a Material Adverse Effect. The Company has heretofore made available to Parent and Purchaser accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as currently in effect of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company's Subsidiaries.

     SECTION 4.02 Capitalization. (a) The authorized capital stock of the Company consists of 325,000,000 Shares and 10,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the close of business on January 20, 2000: 92,693,889 Shares were issued and outstanding (including all restricted Shares granted to employees, officers, directors, or other service providers under any plan, program, arrangement or agreement, whether or not vested), no shares of Preferred Stock were issued and outstanding and 1,395,643 Shares were held in the Company's treasury. In addition, as of such date, there were outstanding

Existing Stock Options to purchase an aggregate of : 13,820,871 Shares. Since such date the Company has not issued any Shares other than upon the exercise of Existing Stock Options outstanding on such date, has not granted any options, warrants or rights or entered into other agreements or commitments to purchase Shares (under the Stock Option Plans or otherwise) and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 4.02(a) of the Disclosure Letter contains a true, accurate and complete list, as of the date hereof, of the name of each Existing Stock Option holder, the number of outstanding Existing Stock Options held by such holder, the grant date of each such Existing Stock Option, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Except for the Existing Stock Options, the Rights and the Equity Awards, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as "Company Securities") or
(iv) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

     (b) Except as disclosed in Section 4.02(b) of the Disclosure Letter, the Company or another Subsidiary is the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. Except as disclosed in Section 4.02(b) of the Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary. There are no outstanding obligations of the

Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

     SECTION 4.03 Authority for this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary shareholder approval of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by the holders of at least two-thirds of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Parent, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity.

     SECTION 4.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a "Governmental Entity") except as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the DGCL, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses
(b), (c), (d) and (e), for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

     SECTION 4.05 Reports; Financial Statements.

     (a) Since June 26, 1999, the Company has timely filed all forms, reports and documents required to be filed by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. True and correct copies of all filings, including exhibits, made by the Company with the SEC since such date and prior to the date hereof (the "Company SEC Reports"), whether or not required under applicable laws, rules and regulations and including any registration statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), have been furnished or made available to Parent and Purchaser. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not been and are not reasonably likely to be materially adverse to the Company and its Subsidiaries taken as a whole.

     (c) Neither the Company nor any of its Subsidiaries has any such liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under United States generally accepted accounting principles, except liabilities reflected or reserved against or disclosed in the financial statements of the Company included in the Company SEC Reports, and except liabilities incurred since June 26,1999 that (i) have been incurred in the ordinary course of business consistent with past practice and
(ii) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 4.06 Absence of Certain Changes. Since June 26,1999, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect or any change, condition, event or development that would reasonably be expected to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company or any of its Subsidiaries or any amendment of (or agreement to amend) the terms of any such shares, securities or ownership interests), (ii) any entry into any employment, change in control, deferred compensation or severance agreement with, or any increase in the rate or terms (including any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except increases to employees who are not officers or directors occurring in the ordinary course of business in accordance with its customary past practices, (iii) any increase in the rate or terms (including any acceleration of the right to receive payment) of any Plan (as defined below) or any other bonus, severance, insurance, change in control, deferred compensation, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, (iv) any action by the Company which, if taken after the date hereof, would constitute a breach of any of the clauses of Section 6.01 hereof, (v) any change by the Company in accounting methods, principles or practices except as required by changes in United States generally accepted accounting principles, (vi) any labor dispute or other employment related problem, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not then subject to a collective bargaining agreement or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, (vii) any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including write-downs of inventory or of accounts receivable other than in the ordinary course of business consistent with past practice or (viii) any entry into any agreement, commitment or transaction by the Company which is material to the Company and its Subsidiaries taken as a whole.

     SECTION 4.07 Schedule 14D-9; Offer Documents and Proxy Statement.

     (a) None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any communication with respect to the Offer previously filed with the SEC or disseminated to the shareholders of the Company. The Schedule 14D-9 will not, at the time the
Schedule 14D-9 is filed with the SEC and at all times prior to the purchase of Shares by Purchaser pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

     (b) The Proxy Statement, and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

     SECTION 4.08 Brokers. No Person or entity (other than CSFB, a true and complete copy of whose engagement letter as in effect has been furnished to Parent and Purchaser) is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees.

     SECTION 4.09 Employee Benefit Matters. (a) Neither the Company nor any of its Subsidiaries has or may have any liability with respect to any personal services arrangement, agreement or commitment providing for compensation in any one year in excess of $250,000, or under any executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, or change in control plan, program, arrangement, agreement or commitment (other than a broad based severance program the benefits of which are not related to a change in control), in each case, which would reasonably be expected to result in a liability to the Company or a Subsidiary of $250,000. Each such arrangement, agreement, commitment, plan or program with respect to which the Company has or may have any liability is hereinafter referred to as a "Plan". Schedule 4.09 hereto sets forth (i) the form of each personal services agreement providing for any benefits contingent upon a change of control of the Company or a Subsidiary and identifies each person with whom the Company has entered into an agreement in such form and to the best of the Company's knowledge the aggregate change in control payment liabilities thereunder and (ii) the potential liability of the Company under the Company's 1999 Change in Control Termination Plan or any similar plan as of the date hereof.

     (b) No event has occurred, and no circumstance exists, in connection with which the Company, any of its Subsidiaries or any Plan, directly or indirectly, could be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other law, regulation or governmental order applicable to any Plan, which would reasonably be expected to have a Material Adverse Effect. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Plan or against the assets of such Plan which would reasonably be expected to have a Material Adverse Effect. To the best knowledge of the senior executives of the Company, no Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Entity, except routine audits conducted in the ordinary course which would not reasonably be expected to have a Material Adverse Effect.

     (c) No Plan is subject to Title IV of ERISA. Neither the Company nor any of its Subsidiaries has any announced plan or commitment, whether or not legally binding, to create any additional Plans or to amend or modify any existing Plan.

     (d) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement or understanding with a labor union or labor organization. There are no labor unions or other organizations representing, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

     (e) Neither the Company nor any of its Subsidiaries has violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Entity regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to wages, hours, civil rights, discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees which, taken alone or together with any other such violation or violations, would reasonably be expected to have a Material Adverse Effect.

     (f) (i) The Aggregate Payments do not exceed one hundred twenty million dollars ($120,000,000). Except for the Aggregate Payments, neither the Company nor any of its Subsidiaries has any liability to any current or former employee of the Company or its Subsidiaries, or any other person by virtue of their rendering or having rendered personal services to the Company or its Subsidiaries, the amount of which, the timing of the payment of which or the other terms or conditions of which are affected by the consummation of the transactions contemplated herein or the value of equity securities of the Company or equity securities of or interests in any of its Subsidiaries.

     (ii) For purposes of this subsection, the term "Aggregate Payments" means the sum of (i) the aggregate amount of payments (including, without limitation, the value of benefits) in the nature of severance pay for which the Company and its Subsidiaries are liable in connection with any change in control of the Company or any of its Subsidiaries, other than pursuant to the Company's 1999 Change in Control Termination Plan, (ii) the aggregate liability of the Company under the Company's Supplemental Bonus and Retention Plan, (iii) the aggregate liability of the Company and its Subsidiaries related to the imposition on any person of the additional tax imposed by Section 4999 of the Code, including potential liability of the Company for income and other taxes in respect of the indemnification of any such person for such additional taxes and (iv) the aggregate amount of payments or benefits for which the Company is liable related to the value of equity securities of the Company or equity securities of or interests in any of its Subsidiaries (including, without limitation, with regard to any option to purchase stock of the Company or its Subsidiaries, the excess of the value of such stock over the exercise price of such option), excluding awards of restricted Shares that are included in the number of Shares represented to be issued and outstanding as of the close of business on January 20, 2000 in Section 4.02(a) hereof. Aggregate Payments shall be determined on the basis (i) that the value of stock of the Company is equal to the Merger Consideration (without giving effect to any increase to the initial Merger Consideration), (ii) that the Offer will be consummated on

March 1, 2000, and (iii) of, as specified in Section 280G of the Code, discount rates equal to 120% of the applicable federal rates (within the meaning of Section 1274(d) of the Code) for January 2000. "Aggregate Payments" shall not include payments for any professional costs, expenses or fees incurred or to be incurred by the Company in connection with, or related to, the transactions contemplated by this Agreement.

     SECTION 4.10 Litigation, etc. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, individually or in the aggregate, if adversely determined would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or, as of the date hereof, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

     SECTION 4.11 Tax Matters. (a) The Company and its Subsidiaries have timely filed all returns and reports relating to Taxes (including income taxes, withholding taxes and estimated taxes) required to be filed by applicable law with respect to each of the Company and its Subsidiaries or any of their income, properties or operations as of the date hereof, except for such failure to file as would not reasonably be expected to have a Material Adverse Effect. If not yet filed, such Tax returns will be filed within the time prescribed by law (including extensions of time permitted by the appropriate Taxing Authority (as defined below). All such returns are true, accurate and complete in all material respects. The Company and its Subsidiaries have timely paid or will timely pay all Taxes attributable to each of the Company and its Subsidiaries that were due and payable without regard to whether such Taxes have been assessed other than Taxes which (i) are being contested in good faith and (ii) for which an adequate reserve has been provided in accordance with GAAP.

     (b) The Company and its Subsidiaries have made adequate provisions in accordance with United States generally accepted accounting principles appropriately and consistently applied to each of the Company and its Subsidiaries in the consolidated financial statements included in the SEC Reports for the payment of all material Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

     (c) There is no claim or assessment pending, or, to the best of the Company's or any of its Subsidiaries' knowledge, threatened against the Company or any of its Subsidiaries for any alleged deficiency in material Taxes, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable.

     (d) The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Taxing Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment tax withholding for all types of compensation).

     (e) The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Taxing Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

     (f) There is no contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part.

     (g) To the best knowledge of the Company, no claim has been made in writing within the last three years by any authority in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax returns that it is or may be subject to taxation by that jurisdiction.

     For purposes of this Agreement, "Taxing Authority" shall mean, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax, or such entity or subdivision.

     SECTION 4.12 Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, in each case except for any such conflicts, defaults or violations that have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "Company Permits"), except for such permits, licenses, authorizations, consents, approvals and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

     SECTION 4.13 Environmental Matters. (a) (i) The Company and each of its Subsidiaries have been at all times and are in compliance with all applicable Environmental Laws (as defined below), except where the failure so to comply in the aggregate has not had and is not reasonably expected to have a Material Adverse Effect.

          (ii) The Company and each of its Subsidiaries have obtained all Company Permits that are required with respect to the operation of its business, property and assets under applicable Environmental Laws and all such Company Permits are in full force and effect, except for such Company Permits the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect.

          (iii) To the knowledge of the Company and each of its Subsidiaries, and except such as would not have a Material Adverse Effect, there are no past or present conditions or circumstances at, or arising out of, the operations of the Company or any of its Subsidiaries, including but not limited to on-site or off-site Release, which are reasonably likely to result in: (A) material liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law, (B) material claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources, or (C) material fines or penalties arising under any Environmental Law.

     (b) For purposes of this Section 4.13, the definition of the Company shall include all of the Company's former Subsidiaries.

     (c) Prior to the Effective Time, the Company shall have made all notifications, registrations, and filings required to have been made by the Company under, and have taken all other steps required to have been taken by the Company to effect the timely transfer of all material environmental authorizations and to comply with all Environmental Disclosure Requirements (as defined below) applicable to the Company and will provide a copy of any such notification, registration, or filing, or make the same available to Purchaser prior to the Effective Time.

     (d) For purposes of this Agreement, "Environmental Law" means any statute, law (including duties under common law), ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (i) the protection or preservation of the environment or human health as it relates to the environment or natural resources, (ii) Releases or threatened Releases and (iii) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any Hazardous Substance.

     (e) For purposes of this Agreement, "Hazardous Substance" means any hazardous or toxic substance, pollutant, contaminant, chemical or other material (including asbestos or asbestos-containing-material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated as such under any Environmental Law and petroleum or any fraction thereof.

     (f) For purposes of this Agreement, "Release" means any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance, at, in, on, into or onto the environment.

     (g) For the purposes of this Agreement, "Environmental Disclosure Requirements" means any Environmental Laws requiring notification, registration, or filing with any governmental agency, prior to the sale or transfer of control of an establishment, of the actual or threatened presence or Release into the environment, or the use, disposal, or handling of Hazardous Substance on, at, under, or near the establishment for which control is to be transferred.

     SECTION 4.14 Intellectual Property. (a) (i) with respect to each of the Company Intellectual Property Rights, the Company and its Subsidiaries at the Effective Time will either (A) be the owners of the Company Intellectual Property Rights free and clear of any royalty or other payment obligation, lien or charge or (B) have sufficient rights to use such Company Intellectual Property Rights under a valid and enforceable license agreement, (ii) there are no agreements which restrict or limit the use by the Company or its Subsidiaries of the owned Company Intellectual Property Rights, and (iii) to the extent that the Company Intellectual Property Rights owned or held by the Company or its Subsidiaries are registered with the applicable authorities, record title to such Company Intellectual Property Rights is registered (or a registration application for which has been submitted) in the name of the Company or any of its Subsidiaries except, in each case, where the failure of such has not had and would not reasonably be likely to have a Material Adverse Effect.

     (b) (i) (A) The Company Intellectual Property Rights are valid and enforceable, (B) the Company Intellectual Property Rights and the products and services of the Company and its Subsidiaries do not infringe on Intellectual Property Rights of any person or entity in any country, (C) all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Company Intellectual Property Rights have been taken through the date hereof and will continue to be paid or taken by the Company or its Subsidiaries through the Effective Time and (D) there exists no impediment which would impair the Company's rights to conduct its business or the business of its Subsidiaries after the Effective Time pursuant to the Company Intellectual Property Rights except, in each case, where the failure of such has not had and would not reasonably be likely to have a Material Adverse Effect.

          (ii) The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect the Company Intellectual Property Rights and, where applicable, to preserve the confidentiality of the Company Intellectual Property Rights except, in each case, where the failure of such has not had and would not reasonably be likely to have a Material Adverse Effect.

          (iii) During the two-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice of claim that any of such Company Intellectual Property Rights is expired, is not valid or enforceable in any country or that it infringes upon or conflicts with Intellectual Property Rights of any third party, and no such claim or controversy, whenever filed or threatened, currently exists, except such as has not had and would not reasonably be likely to have a Material Adverse Effect.

          (iv) During the two-year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has given any notice of infringement to any third party with respect to any of the Company Intellectual Property Rights or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Company Intellectual Property Rights, and no claim or controversy with respect to any such alleged infringement currently exists, except such as has not had and would not reasonably be likely to have a Material Adverse Effect.

          (v) Certificates of registration and renewal, letter patents and copyright registration certificates and all other instruments evidencing ownership of the Company Intellectual Property Rights Property are in the possession of the Company, its Subsidiaries, their agents or authorized representatives.

     (c) The term "Intellectual Property Rights" means all proprietary and other rights, including rights granted under license, in and to the following:

          (i) trademarks, service marks, trademark registrations, service mark registrations, trade names, applications for registration of trademarks and service marks, and the goodwill associated therewith ("Trademarks");

          (ii) copyrights, copyright registrations and applications for registration of copyrights ("Copyrights");

          (iii) patents, design patents and utility patents, all applications for grant of any such patents pending as of the date hereof or as of the Effective Time or filed within five years prior to the date hereof, and all reissues, divisions, continuations-in-part and extensions thereof ("Patents");

          (iv) computer software, including source code, object code, algorithms, databases, and all related documentation ("Software");

          (v) technical documentation, trade secrets, designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawing, architectural or engineering plans, know-how agreements and other know-how; marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and

          (vi) all rights and incidents of interest in and to all noncompetition or confidentiality agreements;

in each case including any applications therefor or registrations, renewals, modifications and extensions thereof.

     (d) The term "Company Intellectual Property Rights" shall mean all Intellectual Property Rights owned or held by the Company or any of its Subsidiaries or otherwise used in the business of the Company and its Subsidiaries.

     SECTION 4.15 Real Property. (a) Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned in fee by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of June 26, 1999 and included in the SEC Reports, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's or such Subsidiary's use and enjoyment of such real property or materially detract from the value thereof and that individually or in the aggregate have not resulted in or are not reasonably likely to result in a Material Adverse Effect.

     (b) All leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the "Real Property Leases") are valid, binding and in full force and effect and neither the Company nor any of its Subsidiaries is currently in default of any of the provisions of any real property lease, except for such defaults as have not had and are not reasonably likely to have a Material Adverse Effect. The interests of the Company and its Subsidiaries in the Real Property Leases are free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of June 26, 1999, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company's use and enjoyment of such real property or materially detract from the value thereof and that individually or in the aggregate have not resulted in or are not reasonably likely to result in a Material Adverse Effect..

     SECTION 4.16 Year 2000. Prior to the date hereof, the Company has taken steps to ensure that all internal computer systems that are material to the business, finances or operations of the Company are (a) able to receive, record, store, process, calculate, manipulate and output dates from and after January 1, 2000, time periods that include January 1, 2000 and information that is dependent on or relates to such dates or time periods, in the same manner and with the same accuracy, functionality, data integrity and performance as when dates or time periods prior to January 1, 2000 are involved and (b) able to store and output date information in a manner that is unambiguous as to century.

     SECTION 4.17 Material Contracts. Neither the Company nor any of its Subsidiaries is, or has any knowledge that any other party is, in default in any respect under any of the contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound, except for such defaults as have not had and are not reasonably likely to have a Material Adverse Effect (each, a "Material Contract"), and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     SECTION 4.18 Related Party Transactions. Except as set forth in the Company SEC Reports filed and available prior to the date of this Agreement, no director or officer of the Company or any of its Subsidiaries, nor any affiliate of such director or officer (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries that is required to be reported under applicable law or in the SEC Reports or (b) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries that is required to be reported under applicable law or in the SEC Reports.

     SECTION 4.19 State Takeover Statutes Inapplicable. Section 203 of the DGCL is inapplicable to the Offer, the Merger and the transactions contemplated hereby.

     SECTION 4.20 Rights Agreement. The Company has irrevocably taken all necessary action, including, without limitation, amending the Rights Agreement dated as of April 29,1994 between the Company and Bank One, Texas, N.A. (as Rights Agent) (the "Rights Agreement"), with respect to all of the outstanding rights issued pursuant to the Rights Agreement (the "Rights") (the "Rights Agreement Amendment"), (a) to render the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby,
(b) to ensure that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (ii) no Triggering Event (as such term is defined in the Rights Agreement) occurs by reason of the execution and delivery of this Agreement or the consummation of the Offer, the Merger or transactions contemplated by this Agreement and (c) so that the Company will have no obligations under the Rights or the Rights Agreement in connection with the Offer and the Merger and the holders of Shares will have no rights under the Rights or the Rights Agreement in connection with the Offer and the Merger. The Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided or made available to Purchaser.

     SECTION 4.21 Required Vote of Company Shareholders. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by
Section 2.09, the only vote of the shareholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than two-thirds of the outstanding Shares. No other vote of the shareholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger. Purchaser will have full voting power with respect to any Shares purchased pursuant to the Offer.

                                    ARTICLE V

                               REPRESENTATIONS AND
                       WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company as follows:

     SECTION 5.01 Organization and Qualification. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. Purchaser is a Subsidiary of Parent.

     SECTION 5.02 Authority for this Agreement. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of Parent's shareholders as provided in Section 5.06 below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity.

     SECTION 5.03 Offer Documents; Proxy Statement.

     (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the shareholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company expressly for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

     (b) None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser specifically for inclusion in the Proxy Statement or the
Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 5.04 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws (or other similar governing documents) of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, any non-United States competition, antitrust and investment laws, the Exchange Act, the DGCL and the "takeover" or "blue sky" laws of various states or (ii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which would not in the aggregate have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby.

     SECTION 5.05 Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

     SECTION 5.06 Required Vote of Parent's Shareholders. The only vote of the shareholders of Parent required to approve the consummation of the Offer and the Merger is the affirmative vote of the holders of not less than a majority of the outstanding shares of Parent which are present and voting at a meeting of Parent's shareholders, and such approval shall be obtained prior to the initial expiration of the Offer. No other vote of the shareholders of Parent or Purchaser is required by law, or the constituent documents of Parent or Purchaser as currently in effect or otherwise to approve the consummation of the Offer or the Merger. adopt the plan of merger contained in this Agreement and approve the Merger.

     SECTION 5.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Purchaser or Parent that is or will be payable by the Company or any of its Subsidiaries.

     SECTION 5.08 . Financial Wherewithal. Parent has or will obtain sufficient funds necessary to enable it and Purchaser to consummate the Offer by the Acceptance Date and the Merger by the Expiration Date.

     SECTION 5.09. Ownership of Company Shares. As of the date of this Agreement, Parent and its affiliates, including Purchaser, own 13,750,000 Shares. As of the date of this Agreement, neither Parent nor Purchaser is an "interested stockholder" as that term is defined in Section 203 of the DGCL.

                                   ARTICLE VI

                                    COVENANTS

     SECTION 6.01 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Effective Time and the date on which a majority of the Company's directors are designees of Parent or Purchaser, or until the earlier termination of this Agreement, the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees and to preserve the present relationships with those Persons and entities having significant business relationships with the Company and its Subsidiaries, except such as would not have a Material Adverse Effect, and the Company will promptly advise Parent and Purchaser in writing of any material change in the Company's or any of its Subsidiaries' condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities or results of operations. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

          (a) issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or receive or pledge of (i) any Company Securities or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options or pursuant to the terms of any Equity Award or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof;

          (b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

          (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

          (d) (i) make or offer to make any acquisition, by means of a merger or otherwise, of assets or securities, or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving an amount in excess of $100,000, except for purchases of inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

          (e) incur or assume any long-term debt or short-term debt except in the ordinary course of business consistent with past practice or to fund payments contemplated under this Agreement;

          (f) other than in the ordinary course of business and consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person except wholly-owned Subsidiaries of the Company;

          (g) other than in the ordinary course of business and consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of the Company);

          (h) change any of the material accounting principles or practices used by it unless required by GAAP;

          (i) make any material Tax election or settle or compromise any material federal, state or local income Tax liability;

          (j) propose or adopt any amendments to its Certificate of Incorporation or Bylaws (or similar documents);

          (k) grant any stock-related, performance or similar awards or bonuses or take any action, whether by Board resolutions or otherwise, that is inconsistent with Sections 3.04 and 3.05 hereof;

          (l) forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

          (m) enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company); provided, however, that nothing contained in this
     Section 6.01 shall in any manner preclude the Company from extending the current term of any employment, severance, change in control or similar agreement, arrangement or program which is effect on the date hereof;

          (n) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements subject to the Plans or any other plan, agreement, contract or arrangement of the Company;

          (o) enter into, amend, or extend any collective bargaining or other labor agreement;

          (p) adopt, amend or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement ; provided, however, that nothing contained in this Section 6.01 shall in any manner preclude the Company from extending the current term of any Plan which is effect on the date hereof;

          (q) other than in the ordinary course of business and consistent with past practice, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or, except in the ordinary course of business consistent with past practice, pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at June 26, 1999 or incurred in the ordinary course of business subsequent to June 26, 1999;

          (r) except as specifically permitted by Section 6.02, take, or agree to commit to take, or fail to take any action that would result or is reasonably likely to result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article VII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation;

          (s) agree in writing or otherwise to take any of the foregoing actions.

     SECTION 6.02 No Solicitation. (a) The Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants), agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise take any other action to assist or facilitate, any Person or group (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) concerning any Acquisition Proposal (as defined below) or the possible making of any Acquisition Proposal. Notwithstanding the foregoing and subject to compliance with Section 6.02(c) and the prior execution by such Person or group of a confidentiality agreement substantially identical to the confidentiality provisions contained in the confidentiality agreement dated January 23, 2000 between the Company and Purchaser, the Company may furnish information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company determines constitutes or could constitute a Superior Proposal if, and only to the extent that, the Board of Directors of the Company, after consultation with outside legal counsel to the Company, determines in good faith that failure to do so would be inconsistent with the fiduciary duty of the Board of Directors of the Company to the shareholders of the Company under applicable law.

     (b) The Company will promptly (and in any event within one business day) notify Parent and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to Parent and Purchaser the identity of the Person or group making such request or inquiry (the "Potential Acquiror") and any other material terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror. If the Company (or any of its Subsidiaries or its or their respective officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the Company will keep Parent advised on a current basis of any developments with respect thereto.

     (c) The Company will, and will cause its Subsidiaries and its and their respective officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent, Purchaser or any of their respective affiliates or associates conducted prior to the date hereof with respect to any Acquisition Proposal.

     (d) Unless and until this Agreement has been terminated in accordance with
Section 8.01, the Company shall not (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (ii) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible any such agreement in order to facilitate any Acquisition Proposal, (iii) redeem the Rights or amend, or take any other action with respect to, the Rights Agreement to facilitate any Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement to effect any Acquisition Proposal. Without limiting any other rights of Parent and Purchaser under this Agreement in respect of any such action, any withdrawal or modification by the Company of the approval or recommendation of the Offer or the Merger shall not have any effect on the approvals of, and other actions referred to herein for the purpose causing Takeover Laws and the Rights Agreement to be inapplicable to, this Agreement and the transactions contemplated hereby, which approvals and actions are irrevocable.

     (e) Nothing contained in this Section 6.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a an Acquisition Proposal by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     (f) For purposes of this Agreement, (i) "Acquisition Proposal" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of 25% of the consolidated assets of, or at least 25% of the equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and (ii) "Superior Proposal" means any unsolicited, bona fide Acquisition Proposal made in writing in respect of which the Board of Directors of the Company has reasonably determined in good faith after receiving the advice of its outside counsel and independent financial advisors (A) that the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal, (B) that such Acquisition Proposal would, if consummated, result in a transaction that is more favorable to the Company's shareholders (other than Parent and its Affiliates) than the Offer and the Merger from a financial point of view and (C) that such Acquisition Proposal is reasonably likely to be consummated.

     SECTION 6.03 Access to Information. From and after the date of this Agreement, the Company will (i) give Parent and Purchaser and their authorized accountants, investment bankers, counsel and other representatives complete access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company's and its Subsidiaries' independent public accountants to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (ii) permit Parent and Purchaser to make such inspections as they may require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time reasonably request and (iv) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities laws.

     SECTION 6.04 Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement (other than as expressly provided for in Section 1.01) shall obligate Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its reasonable best efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Offer, the Merger and the transactions contemplated hereby and (ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective

Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto.

     SECTION 6.05 Indemnification and Insurance.

     (a) Parent and Purchaser agree that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder. The Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof were directors, officers, employees, fiduciaries, agents of the Company or otherwise entitled to indemnification under the Certificate of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties") and such Certificate of Incorporation of the Surviving Corporation shall include provisions providing for advancement of expenses to such Indemnified Parties in accordance with the Company's certificate of incorporation and in accordance with Section 145 of Delaware Law. It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware Law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, the Purchaser will cause the Surviving Corporation, to the fullest extent permitted under Delaware Law, to indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including without limitation liabilities arising out of this transaction, to the extent that it was based on the fact that such Indemnified Party is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation, as applicable, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section
6.05 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

     (b) The Surviving Corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons currently covered by the Company's existing directors' and officers' liability insurance policies and providing substantially similar coverage to such existing policies; provided, however, that the Surviving Corporation will not be required in order to maintain such directors' and officers' liability insurance policies to pay an annual premium in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain the existing policies (which amount is approximately $540,000); and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200% of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of such amount.

     (c) This Section 6.05 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable, by any Person or entity entitled to be indemnified hereunder (whether or not parties to this Agreement).

     SECTION 6.06 Employee Matters. (a) Except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Section 6.06(a) of the Disclosure Letter, including the right of the Company to make any payment to any officer, director or employee on a date that is prior to the Effective Time pursuant to the terms of any such employment or severance agreements, as are or may be amended in accordance with the form of amendment attached hereto as Annex
A. Specifically and without limitation, at any time prior to the Effective Time , the Company shall honor the rights of any officer, director or employee who, in anticipation of a change in control, terminates his employment in an "Agreement Termination" as such term is defined in the applicable employment and severance agreements specified in Section 6.06(a) of the Disclosure Schedule as they are or may be amended in accordance with the form of amendment attached hereto as Annex A.

     (b) The Company shall take, or cause to be taken, all action necessary, as promptly hereafter as reasonably practicable, to amend any plan maintained by the Company or any of its Subsidiaries to eliminate, as of the date hereof, all provisions for the purchase of Shares directly from the Company or any of its Subsidiaries or securities of any Subsidiary, other than pursuant to Existing Stock Options and Equity Awards and other than the outstanding options for the purchase of Cozone.com common stock granted under the Cozone.com Inc. Long Term Incentive Plan as described in Section 4.02(b) of the Disclosure Letter. The Company shall cause the Board of Directors to exercise its authority under the CompUSA Inc Cozone.com Stock Option Plan to terminate such plan and all options granted thereunder.

     (c) None of the parties to this Agreement shall take any action to deprive any employee or director of the Company of the benefits of the consideration payable with respect to the Offer and the Merger with respect to Shares held by such person on the Acceptance Date.

     (d) As of the Effective Time, Parent will, and will cause the Surviving Corporation to: (i) honor and satisfy all obligations and liabilities that have accrued as of the Effective Time under the employee benefit plans that are in effect as of the date hereof, and (ii) continue all such employee benefit plans (other than, in the case of clauses (i) and (ii), any employee benefit plan whose termination is required as provided in this Agreement or under which the value of any awards or benefit is paid in or based on the equity securities of the Company or any of its Subsidiaries) until the first anniversary of the Effective Time in accordance with their terms and applicable law. Subject to the foregoing, the Surviving Corporation may amend or terminate any of the employee benefit plans described above following the first anniversary of the Effective Time in accordance with their respective terms and applicable law.

     SECTION 6.07 Takeover Laws. The Company shall, upon the request of Parent or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Parent or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

     SECTION 6.08 Proxy Statement. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.09, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger as required by the Exchange Act and the rules and regulations thereunder, with respect to the transactions contemplated hereby. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date and shall use its best efforts to obtain the necessary approval of the Merger by its shareholders.

     SECTION 6.09 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (a) to cause any representation or warranty of such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder (including the conditions set forth in Exhibit A); provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

     SECTION 6.10 Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent and Purchaser copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which should not be materially adverse to the Company and its Subsidiaries taken as a whole.

     SECTION 6.11 Press Releases. Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except as may be required by applicable law or stock exchange rules.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

          (a) unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.09, the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company required by and in accordance with applicable law;

          (b) all necessary waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated;

          (c) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable efforts to have such prohibition lifted); and

          (d) Purchaser shall have accepted for purchase and paid, or caused to be paid, for the Shares tendered pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

          (a) by mutual written consent of the Company and Parent;

          (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use reasonable efforts to lift), or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

          (c) by the Company if (i) Purchaser fails to commence the Offer in violation of Section 1.01 hereof, (ii) Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before May 31, 2000, (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of this Agreement, or (iv) Purchaser or Parent shall have breached any of the representations, warranties or covenants of this Agreement, which breach has had or is reasonably likely to have a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated hereby;

          (d) by Parent if (A) due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions contained in clause (iii) to Exhibit A, Purchaser shall have not commenced the Offer within the time provided for in Section 1.01 hereof, or (B) due to an occurrence or circumstance which would result in a failure to satisfy any of the Offer Conditions, Purchaser shall have either (1) terminated the Offer without purchasing any Shares pursuant to the Offer or (2) failed to accept for payment Shares pursuant to the Offer prior to May 31, 2000;

          (e) by the Company, prior to the purchase of Shares pursuant to the Offer, if (i) the Company has given Parent and Purchaser at least two business days advance notice of its intention to accept or recommend a Superior Proposal and of all of the material terms and conditions of such Superior Proposal and (ii) in response to an unsolicited Acquisition Proposal, the Board of Directors determines, after consultation with and the receipt of the advice of its financial advisor and outside counsel, that such Acquisition Proposal is a Superior Proposal and that failure to terminate this Agreement would be inconsistent with the fiduciary duties of the Board of Directors under applicable law; provided that the termination described in this Section 8.01(e) shall not be effective unless and until the Company shall have paid to Parent all of the Termination Fee; or

          (f) by Parent, prior to the purchase of Shares pursuant to the Offer, if the Company shall have taken or the Board of Directors of the Company shall have resolved to take, any of the actions referred to in Section 6.02(d), or if the Company shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in Section 1.02(a).

     SECTION 8.02 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.01 hereof, this Agreement, except for the provisions of Sections 8.02, 8.03 and Article IX hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 8.02 shall relieve any party to this Agreement of liability for any breach of this Agreement.

     SECTION 8.03 Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Parent and Purchaser acknowledge and agree that the Company shall be entitled to pay or cause to be paid, at or prior to the Closing, all fees, costs and expenses incurred by the Company in connection with the Offer, this Agreement and the transactions contemplated by this Agreement. An estimate of such amounts has been disclosed in the Disclosure Letter.

     (b) In the event that this Agreement is terminated (1) pursuant to Sections 8.01(e) or 8.01(f) or (2) pursuant to Sections 8.01(c)(ii) or 8.01(d) and (in the case of this clause (2) only) such termination was the result of the failure of either the Minimum Tender Condition to be satisfied or the condition set forth in clause (iii)(f) of Exhibit A to be satisfied (provided, in the case of clause (iii)(f), such condition is not satisfied due to a willful breach by the Company) and either (A) prior to such termination an Acquisition Proposal (other than any Acquisition Proposal made by or on behalf of, or encouraged, solicited or initiated in any respect by, Parent, Purchaser or any of their respective affiliates or any of such persons' associates) shall have been made or publicly announced or (B) within six months thereafter an Acquisition Proposal shall have been consummated, then the Company shall pay Parent a termination fee of $20 million (which shall be deemed to included reimbursement for all fees and expenses of Parent and the Purchaser related to the Offer, this Agreement, the transactions contemplated hereby and any related financing) (the "Termination Fee") in immediately available funds by wire transfer to an account designated by Parent. If such amounts become payable pursuant to clause (1) or (2)(A) of this Section 8.03(b), they shall be payable simultaneously with such termination (in the case of a termination by the Company) or within two business days thereafter (in the case of a termination by Parent). If such amounts become payable pursuant to clause (2)(B) of this Section 8.03(b), they shall be payable simultaneously with completion of such Acquisition Proposal. No Termination Fee shall be payable pursuant to this Section 8.03 if Parent or Purchaser shall be in material breach of its obligations under this Agreement.

     (c) Without limiting other remedies available to Parent or Purchaser under this Agreement or otherwise, in the event this Agreement is terminated pursuant to Section 8.01(c)(ii) or Section 8.01(d) as a result of the failure to satisfy the conditions set forth in paragraph (f) of Exhibit A, then the Company shall promptly (and in any event with one business day after such termination) reimburse Parent for Expenses in immediately available funds by wire transfer to an account designated by Parent.

     (d) For purposes of this Section 8.02, this Agreement shall be deemed terminated by Parent pursuant to a provision giving rise to the obligation to pay the Termination Fee if at the time of any termination hereunder Parent was so entitled to terminate this Agreement pursuant to such provision.

     (e) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

     SECTION 8.04 Amendment. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), at any time before or after adoption of this Agreement by the shareholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

     SECTION 8.05 Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.04(b), may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.01 Survival of Representations and Warranties. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This

Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 9.02 Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder.

     SECTION 9.03 Enforcement of the Agreement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court located in the Borough of Manhattan, City of New York or any Federal court located in such Borough in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York located in the Borough of Manhattan, City of New York or in any Federal court located in such Borough, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 9.04 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 9.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

                  if to Parent or Purchaser:

                  Grupo Sanborns, S.A. de C.V.
                  c/o Grupo Financiero Inbursa
                  Paseo de Las Palmas 736
                  Col. Lomas de Chapultepec
                  11000 Mexico, D.F.
                  Attention: Eduardo Valdes Acra and Javier Cervantes
                  Facsimile: 011-525-520-5326/011-525-540-7492

                  with a copy to:

                  Cleary, Gottlieb, Steen & Hamilton
                  One Liberty Plaza
                  New York, NY 10006
                  Attention:  Daniel S. Sternberg and Jorge Juantorena
                  Facsimile:  212-225-3999

                  and to:

                  Franck, Galicia, Duclaud y Robles, S.C.
                  Torre Optima 405 - 3er Piso
                  Paseo de Las Palmas Chapultepec
                  11000 Mexico, D.F.
                  Attention:  Rafael Robles
                  Facsimile:  011-525-540-9202

                  if to the Company:

                  CompUSA, Inc.
                  14951 N. Dallas Pkwy.
                  Dallas, TX 75240
                  Attention: General Counsel
                  Facsimile: (972) 982-4183

                  With a copy to:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, NY 10019
                  Attention:  Thomas M. Cerabino and Jeffrey R. Poss
                  Facsimile:  212-728-8111

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     SECTION 9.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     SECTION 9.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.05 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

     SECTION 9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

     SECTION 9.10 Certain Definitions.

     (a) The terms "affiliate" and "associate" shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

     (b) The term "beneficial ownership" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

     (c) The term "hereby" shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement.

     (d) The term "including" shall be deemed to be followed by the phrase "without limitation."

     (e) "Material Adverse Effect" shall mean any change in or effect on the business of the Company that is or would be reasonably expected to be materially adverse to any of the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole, except as disclosed in 9.10(e) of the Disclosure Schedule.

     (f) "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization.

     (g) The term "Subsidiary" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

     (h) "Tax" shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

                                        GRUPO SANBORNS, S.A. de C.V.


                                        By: /s/ C.P. Jesus Gallardo
                                            ------------------------------
                                            Name:  C.P. Jesus Gallardo
                                            Title: Attorney-in-Fact


                                        TPC ACQUISITION CORP


                                        By: /s/ Arturo Elia Ayub
                                            ------------------------------
                                            Name:  Arturo Elia Ayub
                                            Title: President


                                        COMPUSA INC.


                                        By: /s/ James F. Halpin
                                            ------------------------------
                                            Name:  James F. Halpin
                                            Title: President and Chief
                                                   Executive Officer

                                                                       EXHIBIT A
                                                                       ---------


                             CONDITIONS TO THE OFFER

     Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer as to Shares not then paid for, if (i) there shall not be validly tendered and not properly withdrawn prior to the expiration of the initial offering period for the Offer (the "Expiration Date") that number of Shares which, together with any Shares beneficially owned by Purchaser or Parent or any of their respective affiliates, represents at least two-thirds of the total number of outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Tender Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the Expiration Date or (iii) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following conditions exist:

          (a) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to (1) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit the consummation of the Offer or the Merger, (2) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (3) render Purchaser unable to accept for payment or pay for or purchase all or a substantial number of the Shares pursuant to the Offer, (4) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (5) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, (6) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective

     Subsidiaries or affiliates, or (7) otherwise materially adversely affect Parent, Purchaser, the Company or any of their respective Subsidiaries or affiliates, or their business, assets, liabilities, condition (financial or otherwise) or results of operations, or the value of the Shares;

          (b) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

          (c) there shall have occurred (1) any general suspension of, or limitation on trading in securities on any national securities exchange or in the over-the-counter market in the United States (other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), (2) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (3) a decline at any time through the initial Expiration Date of more than 2250 points in the Dow Jones Index measured from the closing price on the trading day immediately preceding the date of the Merger Agreement, or (4) in the case of any of the foregoing (other than clause
     (3)) existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

          (d) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser or any of their respective affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding Shares;

          (e) there shall have occurred any change, condition, event or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect with respect to the Company;

          (f) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants, or agreements under the Merger Agreement, or any representation or warranty of the Company contained in the Merger Agreement that is qualified by reference to a Material Adverse Effect or the representation in Section 4.09(f) shall not be true and correct, or any other such representation or warranty shall not be true and correct in any respect that (when taken together with all such other representations and warranties not true and correct) has had or would reasonably be likely to have a Material Adverse Effect, in each case either as of when made or at and as of any time thereafter; or

          (g) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

     which, in the good faith judgment of Parent or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates giving rise to any such condition) or waived by Parent or Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Merger Agreement. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding on all parties.

ANNEX "A"
---------

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                        ---------------------------------

     This Amendment to Employment Agreement (this "Amendment") is executed between the undersigned parties as of January 23, 2000.

     WHEREAS, CompUSA, Inc., a Delaware corporation (the "Employer"), and __________________ (the "Employee") have entered into an Employment Agreement, dated _______________ (the "Agreement"), which provides, among other things, for certain "Termination Payments" and "Gross Up Payments" (each as defined in the Agreement) to be paid to Employee upon the occurrence of certain events; and

     WHEREAS, the Employee and the Employer desire to amend the Agreement to provide that the Termination Payments and the Gross Up Payments shall be paid in two installments as provided herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree to amend the Agreement as follows.

     1. Defined Terms. Except as hereinafter provided, all defined terms used herein that are not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement. As used herein, the term "Cause" has the meaning ascribed to such term in Section 6(a)(ii) of the Agreement, without regard to any other provision therein. As used herein, the term "Termination Payment" has the meaning ascribed to such term in Section 10(b)(i) of the Agreement, excluding the amounts described in clauses (I), (II) and (III) of Section 10(b)(i)(2) thereof. In addition, the Employee's employment hereunder shall be "Constructively Terminated" if the Employer (i) demotes the Employee to a lesser position, either in title or responsibility, than the position the Employee held immediately prior to the Change in Control, (ii) decreases the Employee's base salary below the base salary that was in effect immediately prior to the Change in Control or (iii) requires the Employee to relocate to a principal place of business more than twenty-five miles from the principal place of business occupied by the Employer on the date hereof.

     2. Installment Payments. (a) Notwithstanding any provision to the contrary in the Agreement, including, without limitation, the provisions of Section 10 thereof, the Termination Payment and the Gross Up Payment shall be paid in two installments. The first installment shall be equal to the sum of (i) eighty percent (80%) of the Termination Payment and (ii) the Gross Up Payment to which the Employee would be entitled pursuant to the Agreement if the amount of the Termination Payment were reduced by twenty percent (20%). Such first installment shall be paid on the date on which the Termination Payment and the Gross Up Payment would be required to be paid pursuant to the Agreement, without regard to this Amendment (the "First Payment Date"). The second installment (the "Deferred Payment") shall be equal to the sum of (i) the remaining twenty percent (20%) of the Termination Payment and (ii) the excess of (A) the Gross Up Payment (calculated in accordance with the Agreement and based on the full amount of the Termination Payment) over (B) the amount determined pursuant to clause (ii) of the preceding sentence of this Section 2(a). The Deferred Payment shall be paid on the earlier to occur of (i) the three-month anniversary of the First Payment Date, if the employee is employed by the Employer at such time and (ii) two (2) business days after the date on which the Employee's employment with the Employer terminates for any reason other than by the Employer for Cause or the voluntary resignation of the Employee. If the employment of the Employee is terminated prior to the three-month anniversary of the First Payment Date by the Employer for Cause or by the voluntary resignation of the Employee, then the Deferred Payment shall be irrevocably forfeited without any additional action by the Employer. It is understood that in the event that the Employee's employment is Constructively Terminated by the Employer, such termination shall not be considered a voluntary resignation by the Employee.

     (b) In addition to the payments under the preceding subparagraph (a) of this Section 2, on the First Payment Date, the Employer shall deposit an amount equal to the Deferred Payment into an interest bearing escrow account (designated by the Employer) for the benefit of the Employee. In the event the Employer pays the Deferred Payment to the Employee as provided in subparagraph
(a) of this Section 2, the Employee shall also be entitled to the interest earned on the amount of the Deferred Payment deposited in such escrow account, in lieu of any interest payments that the Employee may otherwise have been entitled to under Section 10(b)(ii) of the Agreement.

     (c) Notwithstanding any provision in the Agreement to the contrary, including without limitation an Agreement Termination, the Employee agrees to render services to the Employer as an employee on a full-time basis during the six-month period commencing on the First Payment Date. In consideration for such services, the Employee shall be entitled to base salary at a rate equal to one hundred percent (100%) of his rate of "annualized base compensation" within the meaning of Section 10(b)(i)(1)(I) of the Agreement, plus such vacation, insurance, car allowance and health club membership benefits as are now provided under Section 4 of the Agreement. The Employee shall not be entitled to any additional benefit in the nature of severance pay upon the termination of such employment, other than the Deferred Payment, subject to the conditions provided above.

     3. Incorporation. Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect. The provisions of this Amendment shall be deemed to be a part of the Agreement as if included therein. Nothing in this Amendment is intended to revise the provisions relating to the determination and potential adjustment of the Gross Up Payment as provided in
Section 10 of the Agreement, and the Gross Up Payment portions of the installment payments described herein are subject to such determination and potential adjustment provisions. In addition, nothing in this Amendment is intended to affect the Employee's entitlement to the payments described in
Section 10(b)(i)(2)(I), (II) and (III) of the Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the 23 day of January, 2000.


                                        CompUSA Inc.


                                        By:
                                            ------------------------------
                                        Name:
                                        Title:


                                        EMPLOYEE


                                        -------------------------------